Exhibit 10.10
EMPLOYMENT AGREEMENT
This employment agreement is made and entered into as of this 10th day of November, 2009, by and between Unilife Medical Solutions, Inc. (“Unilife”) and Daniel Calvert (“Calvert”) The term “Unilife” shall include its subsidiaries, affiliates, assigns and successors in interest under Sections 7, 8, and 14.
WHEREAS, Unilife wishes to continue to employ Calvert as Chief Financial Officer, and Calvert wishes to enter into this agreement to formalize his previous employment arrangements; and
WHEREAS, Unilife is engaged in the business of designing, developing, manufacturing and supplying innovative healthcare safety products for medical device and pharmaceutical industries; and
WHEREAS, Calvert will develop valuable relationships by virtue of his employment with Unilife, and Calvert will have access to valuable confidential and proprietary information and trade secrets belonging to Unilife; and
WHEREAS, Unilife and Calvert desire to set forth the terms of their employment relationship in this agreement.
NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1. Term. This agreement shall be effective upon the mutual execution of this agreement and is for an initial multi-year term commencing on the effective date and expiring on December 31, 2012. This agreement will automatically renew for one-year periods annually thereafter, unless either party gives the other party thirty (30) days written notice in advance of the relevant expiration date of its intention not to renew the agreement. Upon expiration or earlier termination of this employment relationship, the parties will be relieved of their duties and obligations under this agreement, except that the rights and obligations set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination.
2. Position and Duties. Unilife has employed Calvert as Chief Financial Officer, and Calvert agrees to serve in such capacity for Unilife on the terms and conditions hereafter set forth, until such time as Unilife may change Calvert’s responsibilities, as the needs of the organization change from time to time. Calvert shall report to the Chief Executive Officer, with respect to the performance of these duties. In the performance of these duties, Calvert shall devote his knowledge, skill, attention, energies and all of his business time, and shall comply with all of Unilife’s policies, rules, and procedures, as they may be amended from time to time. Calvert shall not engage in any endeavor that would conflict with the rendition of his services to Unilife, either directly or indirectly, without the prior written consent of Unilife.

3. Compensation. Calvert shall be paid an annual base salary of One Hundred Sixty Thousand Dollars ($160,000), subject to the customary payroll deductions and withholdings, and payable in accordance with Unilife’s standard payroll practices. In addition, Calvert shall be eligible to participate in Unilife’s Incentive Bonus Plan in amounts and percentages as determined by Unilife’s Board of Directors. For the calendar year ending December 31, 2009, the potential cash bonus amount will be forty percent (40%) of base salary. This bonus is discretionary and subject to achievement of such goals and objectives as the Chief Executive Officer, in his sole discretion, determines in a set of Key Performance Indicators. Any bonus payable for a calendar year shall be paid in a lump-sum payment in the following calendar year on or before March 15. Calvert’s salary and any bonuses will be subject to the customary withholding and employment taxes as required by law with respect to compensation paid by an employer to an employee. Salary increases and annual bonus levels will be determined by the Chief Executive Officer and Unilife’s Board of Directors based upon Calvert’s and Unilife’s performance.
4. Benefits. Calvert shall be eligible to participate in Unilife’s benefits programs (including any equity incentive plan of Unilife or its affiliates), as they may change from time to time. The benefits provided to Calvert will be the same as the benefits provided to other similarly situated Unilife employees, and may be changed upon expiration or other termination of the current benefits contracts. For further information, Calvert should review any applicable benefit plan documents, which will govern the terms of the benefits. Calvert shall also receive four (4) weeks of paid vacation per year with no carry-over for unused vacation days or payment in lieu thereof, except as allowed by Unilife standard employment policies.
5. Indemnification. Unilife agrees to provide Calvert with indemnification equivalent to that provided to other senior management and pursuant to Unilife’s Directors and Officers insurance policies, as amended from time to time.
6. Termination. In the event that Unilife terminates this agreement and Calvert’s employment without Cause as defined herein, including employment termination due to Unilife’s election not to renew this agreement where Calvert was willing and able to continue performing services under the terms of this agreement, Unilife will pay Calvert his base salary, at the rate in effect immediately before the date that Calvert’s employment terminates, for six (6) months, commencing within 45 days after the date that Calvert’s employment terminates, in accordance with Unilife’s standard payroll practices then in effect and will pay the cost of Calvert’s COBRA health care continuation coverage for six (6) months. In the event that Calvert terminates this agreement for any reason, including Calvert’s election not to renew the agreement, Calvert shall not receive any compensation or benefits from the time that he ceases to devote full time and attention to Unilife’s business, and, if Calvert terminates this agreement prior to the expiration of the initial term Calvert shall repay Unilife an amount equal to the cost of recruitment and relocation to Pennsylvania. This provision may be waived by the Chief Executive Officer in his sole discretion. In addition, Calvert agrees to provide Unilife with thirty (30) days advance written notice of his intent to terminate his employment, whether during the initial term or any renewal thereof. Upon termination of this agreement, the parties will be relieved of their duties and obligations, except that the rights and obligations set forth in Sections 7 and 8 shall remain in full force and effect and shall survive the expiration and termination of this agreement, regardless of the reasons for termination or expiration. Upon termination of this agreement, Calvert shall not have any further contact with any customers of Unilife.

7. Confidential Information.
(a) Calvert acknowledges that Unilife has a valuable property interest in all aspects of its business relationships with its customers, clients, vendors and suppliers. In the course of Calvert’s work with Unilife, Calvert has become aware of and familiar with secret and confidential information of Unilife relating to its customers, clients, vendors and suppliers, and its internal business operations. Secret and confidential information includes, but is not limited to, Unilife’s business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about Unilife that is not already available to the public.
(b) Calvert agrees that he will not, without the written consent of Unilife, during the term of this agreement or thereafter, disclose or make any use of secret and confidential information, except as may be required in the performance of his duties under Section 2 of this agreement. Calvert agrees that, following the termination of his employment with Unilife for any reason, he will not ever disclose any secret and confidential information to any other business or individual, and he will never use secret and confidential information to compete with Unilife in any manner.
(c) Upon termination of this agreement, Calvert shall surrender to Unilife all records and all paper and/or electronic copies made of those records that pertain to any aspect of the business of Unilife, including all secret and confidential information.
8. Agreement Not To Compete.
(a) In consideration for continued employment by Unilife and the benefits of this agreement, Calvert agrees to be bound by the covenant not to compete as set forth in Section 8 of this agreement below.
(b) Calvert agrees that during the term of this agreement and for a period of two (2) years following the termination of this agreement for any reason, he will not, directly or indirectly:
(i) render services to, become employed by, be engaged as a consultant by, own, or have a financial or other interest in (either as an individual, partner, joint venture, owner, manager, employee, partner, officer, director, independent contractor, or other similar role) any business that is engaged in any business activity that is in competition with the activities of Unilife.

(ii) induce, offer, assist, encourage, or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any individual who is employed by Unilife, or induce, offer, assist, encourage, or suggest that any Unilife employee terminate her or her employment with Unilife, or accept employment with any other business or enterprise.
(c) In the event that Calvert commits any breach of Section 8(b) above, Calvert acknowledges that Unilife would suffer substantial and irreparable harm and damages. Accordingly, Calvert hereby agrees that in such event, Unilife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies that Unilife may have at law or in equity and that Unilife may elect or invoke. Calvert agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this agreement. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.
(d) Calvert expressly acknowledges and agrees that the restrictive covenants set forth in Sections 7 and 8 above are absolutely necessary to protect the legitimate business interests of Unilife, because he is employed in a position of trust and confidence and is provided with extensive access to Unilife’s most confidential and proprietary trade secrets, and has significant involvement in important business relationships, which constitute the goodwill of Unilife. Calvert further agrees and acknowledges that these restrictive covenants are reasonable, will not restrict him from earning a livelihood following the termination of employment, and are intended by the parties to be enforceable following termination of employment for any reason.
(e) In the event that Unilife must bring legal action to enforce or seek a remedy for any breach of the provisions of Sections 7 or 8 of this agreement and Calvert is found by a court to have breached any of these provisions, Calvert agrees to reimburse Unilife for any and all expenses, including attorneys’ fees and court costs, incurred by it in enforcing the terms of these Sections of the agreement.
9. Relocation Benefits. In recognition that Calvert has relocated himself and his dependents to Pennsylvania from Indiana, Unilife shall reimburse Calvert by March 15, 2010 for: all reasonable relocation expenses incurred by Calvert and his dependents, including moving and other out of pocket expenses (other than home decorating expenses, differences in mortgage rates, differences in costs of comparable housing, etc.), closing costs and fees, including up to 1.5 mortgage points.

10. Extraordinary Terminations.
(a) In the event Unilife terminates this agreement and Calvert’s employment prior to the expiration of the initial term or any written extension thereof, other than for Cause as defined herein, Calvert will receive severance compensation as provided in Section 6 above. In the event that Calvert’s employment is terminated by Unilife and, as applicable, its successor coincident with or following a Change in Control as defined herein of Unilife, then, in lieu of and not in duplication of the severance compensation provided for in Section 6 above, Calvert shall receive (a) severance in the form of continued payment of his base salary, at the rate in effect immediately before the date that Calvert’s employment terminates, for eighteen (18) months, commencing within 45 days after the date that Calvert’s employment terminates, in accordance with Unilife’s or its successor’s standard payroll practices then in effect, (b) payment of the cost of Calvert’s COBRA health care continuation coverage for eighteen (18) months, (c) payment of an amount equal to the amount of the bonus, if any, earned by and paid to Calvert for the last completed fiscal year prior to the year in which his employment terminates, and (d) all of his outstanding options and other stock-based awards vest shall immediately upon such termination of employment. Except for severance paid pursuant to a Change in Control, if Calvert is re-employed by another employer at any time during the severance period, all further severance payments shall immediately cease.
(b) “Cause” will mean any one or more of the following: (i) neglect of assigned duties, willful misconduct in connection with the performance of duties, or refusal to perform assigned duties (other than by reason of disability) which continues uncured for thirty (30) days following receipt of written notice of such deficiency from the Chief Executive Officer, specifying the scope and nature of the deficiency; (ii) an act of dishonesty; (iii) engaging in illegal conduct; (iv) committing a crime relating to an act of dishonesty or fraud; (v) engaging in any act of moral turpitude that causes material harm to Unilife or its reputation; (vi) breaching, in any material respect, the terms of any agreement with Unilife; or (vii) commencement of employment with any other employer while an employee of Unilife without the prior written consent of the Chief Executive Officer. Any determination of “Cause” as used herein will be made in good faith by the Chief Executive Officer.
(c) “Change in Control” means: a (i) Change in Ownership of Unilife Corporation, the ultimate parent company of Unilife, (ii) Change in Effective Control of Unilife Corporation, or (iii) Change in the Ownership of Assets of Unilife Corporation, all as described herein and construed in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that a Change in Control shall not include the re-domiciliation of Unilife Medical Solutions Limited and its subsidiaries into the United States pursuant to certain schemes of arrangement as set forth in the Merger Implementation Agreement dated as of September 1, 2009 between Unilife Medical Solutions Limited and Unilife Corporation (the “Redomiciliation”).

(i) A Change in Ownership of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group (or Group) acquire, ownership of the capital stock of Unilife Corporation that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Unilife Corporation. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of Unilife Corporation, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Unilife Corporation or to cause a Change in Effective Control of Unilife Corporation. An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Unilife Corporation acquires its stock in exchange for property will be treated as an acquisition of stock.
(ii) A Change in Effective Control of Unilife Corporation shall occur on the date a majority of members of the Board of Directors of Unilife Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Unilife Corporation before the date of the appointment or election.
(iii) A Change in the Ownership of Assets of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Unilife Corporation the total gross fair market value of which is more than 50% of the total gross fair market value of all of the assets of Unilife Corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Unilife Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The following rules of construction apply in interpreting the definition of Change in Control:
(A) A Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Unilife Corporation and by entities controlled by Unilife Corporation or an underwriter of the capital stock of Unilife Corporation in a registered public offering.

(B) Persons will be considered to be Persons Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(C) For purposes of this Section 10, fair market value shall be determined by the Board of Directors.
(D) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Unilife Corporation.
(E) For purposes of this Section 10, Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
11. General Release. As a condition of receiving the severance compensation and benefits described in Section 6 or Section 10, Calvert will be required to execute a general release of claims against Unilife and its officers, directors, agents and shareholders. Such general release would not include rights to previously vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Severance compensation will be paid in accordance with normal payroll procedures, so long as the general release becomes irrevocable before the payments are due or scheduled to begin.

12. Dispute Resolution. Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this agreement shall be finally settled by binding arbitration held in Harrisburg, Pennsylvania by one arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive for both Calvert and Unilife (and its affiliates), and there shall be no appeal there from other than causes of appeal allowed by the Federal Arbitration Act. Unilife shall bear all costs of the arbitrator in any action brought under this agreement. The arbitrator shall have the power to award attorney’s fees and arbitration costs to the prevailing party, if the award of attorney’s fees and litigation costs would be permitted by a court. The parties hereto agree that any action to compel arbitration may be brought in the appropriate Pennsylvania state or federal court, and in connection with such action to compel, the laws of the Commonwealth of Pennsylvania and the Federal Arbitration Act shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
13. Non-waiver. A waiver of any provision of this agreement by either party shall not prevent either party from enforcing that provision or any other provision hereof.
14. Assignment. This agreement is personal and may not be assigned by Calvert. Any assignment of this agreement between Unilife (or its successor) and its affiliates (and their successors) shall not constitute a termination of Calvert’s employment hereunder. This agreement (including the Restrictive Covenants set forth in Sections 7 and 8) shall inure to the benefit of and be binding upon any successor to Unilife. The parties specifically understand and agree that the non-compete provisions of Section 8 will inure to the benefit of a successor and that Calvert will remain bound by these provisions in the event of a sale or corporate reorganization of Unilife.
15. Severability. Each provision of this agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions shall remain in effect. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
16. Entire Agreement. This agreement contains the entire agreement of the parties concerning the employment relationship and supersedes any prior agreements or understandings between the parties concerning the terms and conditions of Calvert’s employment, whether oral or written; provided however, that any stock options or other stock-based awards provided to Calvert shall be governed by Unilife’s stock incentive plans as they are amended from time to time, except as provided herein. The parties acknowledge, in entering into this agreement that they have not relied upon any promise or inducement not specifically set forth herein. Any changes to this agreement must be in writing and signed by both parties.

17. Section 409A.
(a) This agreement is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder.
(b) Unilife shall undertake to administer, interpret, and construe this agreement in a manner that does not result in the imposition on Calvert of any additional tax, penalty, or interest under Code section 409A.
(c) Unilife and Calvert agree that they will execute any and all amendments to this agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A or as otherwise needed to ensure that this agreement complies with that section.
(d) The preceding provisions, however, shall not be construed as a guarantee by Unilife of any particular tax effect to Calvert under this agreement. Unilife shall not be liable to Calvert for any payment made under this agreement that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under this agreement as an amount includible in gross income under that section.
(e) For purposes of Code section 409A, the right to a series of installment payments under this agreement shall be treated as a right to a series of separate payments.
(f) With respect to any reimbursement of future expenses of, or any provision of in-kind benefits to, Calvert, as specified under this agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payment shall be made by no later than the end of the calendar year following the year in which Calvert remits the taxes.
(g) “Termination of employment,” “resignation,” or words of similar import, as used in this agreement means, for purposes of any payments under this agreement that are payments of deferred compensation subject to Code section 409A, Calvert’s “separation from service” as defined in that section.

(h) If a payment obligation under this agreement arises on account of Calvert’s separation from service while Calvert is a “specified employee” (as defined under Code section 409A and determined in good faith by the Unilife), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Calvert’s estate following his death.
18. Excise Tax on Parachute Payments. Calvert shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Code section 4999; provided, however, that any payment or benefit received or to be received by Calvert in connection with a Change in Control or the termination of Calvert’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Unilife or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code section 4999 but only if, by reason of such reduction, the net after-tax benefit received by Calvert shall exceed the net after-tax benefit that would be received by Calvert if no such reduction was made.
For purposes of this Section 17, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Calvert receives or is then entitled to receive from Unilife that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, local and foreign income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Calvert (based on the rate in effect for such year as set forth in the Code or other applicable tax law as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Code section 4999.
The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Unilife and reasonably acceptable to Calvert (which may be, but will not be required to be, Unilife’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both Calvert and Unilife within fifteen (15) days after receipt of a notice from either Unilife or Calvert that Calvert may receive payments which may be “parachute payments.” If the Accounting Firm determines that a reduction is required by this Section 18, the Contract Payments consisting of cash severance shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Code section 4999, and Unilife shall pay such reduced amount to Calvert in accordance with the terms of this agreement. If the Accounting Firm determines that none of the Total Payments, after taking into account any reduction required by this Section 18, constitutes a “parachute payment” within the meaning of Code section 280G, it will, at the same time as it makes such determination, furnish Calvert and Unilife an opinion that Calvert has substantial authority not to report any excise tax under Code section 4999 on his federal income tax return.

Calvert and Unilife shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Calvert or Unilife, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 18. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 18 shall be borne by Unilife.
19. Counterparts. This agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
20. Interpretation. The captions and headings of this agreement are not part of the provisions hereof and shall have no force or effect.
21. Notices. Any notices, requests, demands and other communications provided for by this agreement shall be sufficient if in writing and if hand delivered, sent by overnight courier, or sent by registered or certified mail to Calvert at the last address he has filed in writing with Unilife or, in the case of Unilife, to Unilife’s secretary at Unilife’s principal executive offices.
22. Governing Law. The terms of this agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.
IN WITNESS WHEREOF, and wishing to be legally bound, the parties have executed this agreement as of the date first above written.

UNILIFE MEDICAL SOLUTIONS INC.:			Daniel Calvert:

By:	/s/ Alan Shortall		/s/ Daniel Calvert

	Name:	Alan Shortall
	Title:	Chief Executive Officer